                                                                 Exhibit 10.7.15

FEBRUARY 24, 1999




Dear Alistair:


              RE: EMPLOYMENT AS SENIOR VICE PRESIDENT, MARKETING

724 is pleased to extend to you an offer as a full-time employee on the terms and conditions set out in this agreement. We are looking forward to your joining the team. It is a condition of your employment that you sign and execute a copy of this agreement and all accompanying documentation and return it to us by March 5, 1999 after which time this offer will terminate.

EMPLOYMENT. 724 agrees to employ you as Senior Vice President Marketing and you accept such employment on and subject to the terms of this agreement.

TERM.  Your employment with 724 will start effective April 5, 1999.

DUTIES.  So long as you are employed by 724:

(a) you will devote your full time and energy to the business and affairs of 724, well and faithfully serve 724, and use your best efforts, skills and abilities to promote the interests of 724 and agree to perform such other tasks and duties related to the foregoing as may from time to time be determined by the 724 management;

(b) you acknowledge that the 724 management reserves the right during the course of your employment to enhance or modify your duties and responsibilities as its deems necessary and appropriate from time to time;

(c) you will abide by any 724 policies that the Board of Directors of 724 may establish or amend having general application to 724's staff and management; and

(d) you acknowledge that the hours of work involved will vary and be irregular and are those hours required to meet the objectives of 724 and you acknowledge that this paragraph constitutes an agreement to work such hours where such agreement is required by applicable legislation.

COMPENSATION AND BENEFITS. Your compensation and benefits are listed in the attachment to this agreement. Your compensation will be payable bi-weekly and will be subject to such periodic review as may be deemed appropriate by the Board of Directors of 724 from time to time.

OWNERSHIP OF WORK. You expressly acknowledge that 724 shall have all proprietary rights and intellectual property interests, in everything that you create, develop, discover or conceive, by yourself or with others, while employed by 724, including customer and supplier lists, sales and marketing plans, reports, drawings, prototypes, schematics, software, inventions, specifications, confidential data and the like (the "Developments"), if the Developments:

(a) relate in any manner to the actual business, research or development of 724 (or its subsidiaries, affiliates, partnerships and joint ventures); or

(b) relate in any manner to the reasonably anticipated business, research or development of 724 (or its subsidiaries, affiliates, partnerships and joint ventures); or

(c) are suggested by or result from matters with which you are aware as a result of your employment with 724; or

(d) are suggested by or result from any task assigned to you or work performed by you for or on behalf of 724 (or its subsidiaries, affiliates, partnerships and joint ventures);

You hereby assign fully to 724 any rights, title and interest that you may have in the Developments to date or will later do so, whether or not these Developments are capable of intellectual property protection, and agree to sign appropriate documentation as requested by 724 to confirm such ownership. You also agree, in connection with any Developments, to promptly disclose them to 724 or its designee as appropriate, promptly execute a specific assignment of title to 724 or its designee, and do anything else reasonably necessary to enable 724 or its designee to secure patent, copyright or other forms of protection for the Developments in Canada and in all other countries, at 724's expense.

Without limitation, all working papers, notes and memoranda or other manifestations of confidential data which are made or obtained by you during the term of your employment relating to the business of 724 shall be the property of 724 and will accordingly be provided to 724 upon termination of your employment.

WAIVER OF MORAL RIGHTS. You hereby expressly and irrevocably waive any and all moral rights arising under copyright law that you, as author, may have with respect to any copyrighted works prepared by you for 724 in the course of your employment and you agree that 724 (and its subsidiaries, affiliates, partnerships, joint ventures, direct and indirect licensees) may modify, adapt, translate and use such works as it sees fit. You also expressly waive any right that you may have as author of a work of authorship to include your name in any Development that is a work of authorship when such work is distributed publicly or otherwise.

CONFIDENTIAL DATA AND NON-DISCLOSURE. 724 (and its subsidiaries, affiliates, partnerships and joint ventures) will expend considerable time and money in acquiring and developing software, hardware, inventions, trade secrets, products, technology, techniques, methodologies, programs, present and future developments, sales literature and brochures, form documents, customer lists, customer and supplier relationships, marketing or sales strategies, and other information including confidential information and documents of third parties (the "confidential data") to which you may have access. You acknowledge that such confidential data is the property of 724 (and its subsidiaries, affiliates, partnerships and joint ventures), and third parties from which 724 has acquired confidential data, and agree that, during the term of your employment and any time thereafter, you will not, directly or indirectly, in any manner or for any reason whatsoever (other than in the ordinary and usual course of 724's (and its subsidiaries, affiliates, partnerships and joint ventures) business and for its benefit), disclose to any person, firm or corporation any of the confidential data or use any of the confidential data, except if the confidential data:

(i)   is or becomes publicly available through no fault of your's;

(ii) is rightfully obtained by you from a third party;

(iii) is disclosed with the written consent of the party whose information it is; or

(iv) is disclosed pursuant to court order, other legal compulsion or required by law.

On termination of your employment, you agree to return to 724 (and its subsidiaries, affiliates, partnerships and joint ventures) all confidential data embodied or recorded in tangible form which is in your possession or control. Your obligation under this section will continue if your employment with 724 terminates for any reason.

You also agree not to disclose to 724 (and its subsidiaries, affiliates, partnerships and joint ventures), use in its business or cause it to use any information that is confidential to others. For greater certainty, you agree to not, at any time, disclose to, or discuss with, 724 (and its subsidiaries, affiliates, partnerships and joint ventures) employees any confidential or proprietary data belonging to your former employers.

NON-COMPETITION AND NON-SOLICITATION. You recognize that in performing the duties of your employment, you will occupy a position of trust and confidence, giving you knowledge with respect to many aspects of the business carried on by 724 (and its subsidiaries, affiliates, partnerships and joint ventures). Such knowledge shall be used solely in furtherance of the business interests of 724 (and its subsidiaries, affiliates, partnerships and joint ventures) and not in any manner which would be detrimental to it. You agree that so long as you are employed by 724 and for one (1) year thereafter, unless you obtain the prior written consent of 724, you shall not directly or indirectly, in any manner or capacity whatsoever:

      (a) carry on or be engaged in or hold any interest in or advise, manage or assist in any business enterprise which is in significant competition (as reasonably determined by 724) with the business of 724 (and its subsidiaries, affiliates, partnerships and joint ventures) as it exists at the date on which your employment terminates ("Competitive Business"); or

       (b) solicit or enter into any form of business arrangement with any person who was or is proposed to be a client, supplier or business partner of 724 (and its subsidiaries, affiliates, partnerships and joint ventures) at the date that your employment terminates, or during the prior one (1) year period, if such business arrangement or proposed business arrangement is in respect of a Competitive Business;

provided however, that nothing in this paragraph shall prevent you from owning up to 5% of the voting stock of any entity.

EMPLOYEES. You agree that during the term of your employment and for one (1) year thereafter, you will not, directly or indirectly, or assist others to, recruit, solicit or endeavour to entice away from 724 (or its subsidiaries, affiliates, partnerships and joint ventures) any individual who was or becomes an employee of or service provider to 724 (or its subsidiaries, affiliates, partnerships and joint ventures) at any time within the one (1) year period before or after termination of your employment.

COVENANTS REASONABLE AND INJUNCTION. You acknowledge that (a) the covenants contained in the paragraphs entitled "Confidential Data and Non-Disclosure", "Non-Competition and Non-Solicitation" and "Employees" are essential elements to this agreement and that, but for your agreement to enter into such covenants, 724 would not have entered into this agreement with you; and (b) since your breach of any of such provisions would cause serious and irreparable harm to 724 which could not adequately be compensated for in damages, and in the event of a breach by you of any of such provisions, you consent to an injunction being issued against you restraining you from any further breach of any such provision. The provisions of this paragraph shall not be construed so as to be derogation of any other remedy which 724 may have in the event of such a breach.

The existence of any claim or cause of action that you may have against 724 (or its subsidiaries, affiliates, partnerships and joint ventures), whether pursuant to this agreement or otherwise, shall not constitute a defence to the enforcement by 724 of the provisions of this paragraph or the paragraphs entitled "Confidential Data and Non-Disclosure", "Non-Competition and Non-Solicitation" and "Employees".

TERMINATION.  Your employment may be terminated by 724:

      (a) without compensation at any time and for any reason during the first three (3) months of your employment with 724 ("Probation Period");

      (b) without compensation if you, by reason of physical or mental disability, are unable to fulfill your obligations and duties hereunder on a full time basis (other than by reason of authorized vacation or leave) for a period in excess of 20 working days in any 2 month period;

      (c) without compensation, for cause, which shall include, without limitation:

            (i) any willful and continuing failure by you to observe and perform any of your covenants and obligations hereunder;

            (ii) fraud, dishonesty, gross negligence or willful malfeasance by you in connection with the performance of your duties hereunder;

            (iii) any commission of a crime by you;

            (iv) any use or abuse of alcohol or drugs by you which adversely affects your ability to perform your duties hereunder; or

            (v)   your death; or

      (d) without cause at any time upon giving you notice or payment in lieu of notice and severance, as required by any statutory and common law requirement applying to your employment with 724, and as provided in this agreement, payable on your delivery of a release to the Board of Directors of 724.

COMPENSATION ON TERMINATION FOR DISABILITY. During any period that you fail to perform your duties hereunder as a result of disability due to physical or mental illness, you shall continue to receive the salary payable to you until your employment is terminated pursuant to subparagraph (b) in the paragraph entitled "Termination", provided that payments so made to you shall be reduced by the sum of the amounts, if any, payable to you, under any disability benefit plans of 724 or under any governmental disability insurance programmes or other plans in which you are a participant or pursuant to which you are entitled to receive benefits.

COMPENSATION ON TERMINATION FOR CAUSE. If your employment is terminated for cause, 724 shall pay you your salary and benefits through the date of termination and 724 shall have no further obligations to you under this agreement or in connection with your employment by 724.

NOTICES. Any notice which may or is required to be given pursuant to this agreement shall be in writing and shall be sufficiently given or made if mailed by prepaid registered mail, faxed or served personally upon the party for whom it is intended, addressed to the other party at the address or fax number first above written. The date of receipt of any notice, if served personally or by fax, shall be deemed to be the date of delivery thereof and, if mailed, the third business day after delivery.

ASSIGNMENT. You acknowledge that 724 may assign this agreement and the benefits of your covenants and obligations under this agreement to any person who purchases all or substantially all the assets of 724. In addition, this agreement and the rights and obligations of 724 may be assigned at any time by 724 to an affiliate of 724. Subject to the forgoing, neither this agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party. Subject thereto, this agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

INVALIDITY AND SEVERABILITY. If a court of competent jurisdiction would otherwise adjudge, declare or decree all or any portion of the covenants set forth in this agreement void or unenforceable in the circumstances, the portions thereof which would otherwise be held void or unenforceable shall, automatically and without further act on the part of either of us, but only as regards those matters or parties before the court, be reduced in scope, territory or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances before the court, or alternatively, that provision shall be deemed to be severed herefrom, and the remaining provisions of this agreement shall not be affected thereby and shall remain valid and enforceable.

FURTHER ASSURANCES. You agree to do such acts and execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within your power as we may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this agreement.

WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

ENTIRE AGREEMENT. This agreement and the schedules hereto constitute the entire agreement between us pertaining to your employment by 724 and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between us. This agreement may be amended or supplemented only by a written agreement signed by both 724 and you.

TIME OF THE ESSENCE. Time is and shall remain of the essence of this agreement and all of its provisions.

CHOICE OF LAW. This agreement is governed by the laws of Ontario.

                                    Yours truly,

                                    724 SOLUTIONS INC.


                                    By:   /s/  Kerry Mc lellan
                                          -------------------------------------
                                          Kerry Mc Lellan
                                          Executive Vice President Strategy

                                  SCHEDULE "A"

                          COMPENSATION AND BENEFITS OF
                                 ALISTAIR RENNIE

1. SALARY. Your salary will be $ 135,000 per annum. You will also be eligible to earn in bonus up to 15% of your salary in the first year based on 724 meeting is profit/revenue objectives and targets AND you meeting the performance and deliverable targets set by 724 from time to time.

2. MOVING EXPENSES. You will be entitled to a reimbursement of moving expenses, based on actual expenditures with appropriate receipts, up to a maximum of $10,000 USD.

3. VACATION. You will be entitled to a vacation of 3 weeks in each calendar year. Such vacations shall be taken at such time as 724 may from time to time approve, having regard to the operations of 724. Vacation time shall be cumulative, in accordance with 724's standard policies.

4. BENEFITS. You will be entitled to participate in any plans maintained from time to time by 724 for the benefit of 724's employees, including, but not limited to, those pertaining to group life, accident, dental, prescription, sickness and medical, and long term disability insurance, provided that premiums for such coverages are reasonable, as determined by 724 in its sole discretion. You will be required to pay for the premiums for 724's mandatory long term disability (LTD) plan. The premium will be automatically deducted from your pay cheque.

5.    OPTIONS TO PURCHASE SHARES.

      Subject to you and 724 entering into 724's standard Option Agreement, 724 hereby grants to you:

      (a) the option to purchase 5,000 common shares of 724 (or the group of companies that forms 724) at a purchase price of $5 per share, which option vests on and continues from the first anniversary of your employment; and

      (b) the option to purchase an additional 5,000 common shares of 724 (or the group of companies that forms 724) at a purchase price of $5 per share, which option vests on and continues from the second anniversary of your employment.

      In addition, subject to the Board approving an increase in the available option pool, 724 grants to you:

      (c) the option to purchase an additional 5,000 common shares of 724 (or the group of companies that forms 724) at a purchase price of $5 per share, which option vests on and continues from the third anniversary of your employment.

      Please note that the terms and conditions of the Option Agreement govern the options granted in this agreement and from time to time. In particular, you should note that your entitlement to unvested options will be automatically forfeited if your employment with 724 terminates for any reason.